Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com

Nexstar Media Group, Inc.

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special legal counsel to Nexstar Media Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2026, of 3,058,400 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) of the Company, comprising (i) up to 2,895,450 shares of Common Stock reserved for issuance under the Nexstar Media Group, Inc. 2026 Long-Term Omnibus Incentive Plan (the “2026 Plan”) and (ii) up to 162,950 shares of Common Stock issuable pursuant to certain restricted stock unit awards granted pursuant to the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan (the “TEGNA Plan” and, together with the 2026 Plan, the “Plans”) that were assumed by the Company in connection with the consummation of the merger on March 19, 2026 pursuant to the Agreement and Plan of Merger, dated as of August 18, 2025, by and among the Company, Teton Merger Sub, Inc. and TEGNA Inc.

For purposes of this letter, we have examined such documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion, and we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that the Shares have been duly authorized and, when (i) the Registration Statement related to the Shares becomes effective under the Act and (ii) the Shares have been duly issued in accordance with the terms and conditions of the applicable Plans and the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares which the Company is authorized to issue in the Certificate of Incorporation exceeds the

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number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances in connection with the Plans by at least the number of Shares which may be issued in connection with the Plans and we have assumed that such condition will remain true at all future times relevant to this opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP